Exhibit 99.1

Rocket Pharmaceuticals Secures Strategic Credit Facility for Up to $150 Million from Hercules Capital

CRANBURY, N.J. – October 6, 2026 – Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT), a fully integrated, commercial-stage biotechnology company advancing genetic medicines for rare and life-threatening diseases, focused on inherited cardiovascular disorders, today announced that it has entered into a credit facility agreement with Hercules Capital, Inc. (NYSE: HTGC) for up to $150 million. The facility strengthens Rocket’s financial position and provides access to additional capital to support execution of its pivotal Phase 2 study of RP-A501 for Danon disease and continued advancement of its broader cardiovascular pipeline.

“Building on the sale of our priority review voucher, this financing diversifies our sources of capital and strengthens our ability to execute and deliver on our cardiovascular strategy,” said Gaurav Shah, M.D., Chief Executive Officer of Rocket Pharmaceuticals. “The staged structure provides flexibility to align additional funding with progress across our programs. We remain focused on allocating capital thoughtfully, executing the pivotal Danon study and advancing genetic medicines for patients with serious inherited heart diseases”

“Rocket is advancing toward important milestones across its cardiovascular pipeline, led by the pivotal Danon program,” said R. Bryan Jadot, Senior Managing Director and Group Head of Life Sciences at Hercules Capital. “We are pleased to provide a flexible financing solution that supports the Company’s development priorities. We look forward to working alongside Rocket as it builds on its expertise in cardiovascular genetic medicines.”

Under the agreement, Rocket received $35 million at closing and may draw an additional $35 million at its option during specified periods, subject to the terms and conditions of the agreement. An additional $30 million may become available upon achievement of a specified Danon clinical milestone, and an additional $50 million is subject to Hercules’ investment committee approval. The facility has an initial 30-month interest-only period and a 48-month maturity, with extensions available upon achievement of specified milestones. The financing also includes warrants to purchase shares of Rocket’s common stock.

As of June 30, 2026, Rocket had cash, cash equivalents and investments of $283.7 million. Based on its current operating plan, Rocket expects these resources, together with the initial $35 million received under the facility, to fund planned operations into the third quarter of 2028. Additional borrowings under the facility could extend Rocket’s cash runway into 2029, subject to satisfaction of applicable borrowing conditions and depending on the timing and amount of future draws and the Company’s operating expenditures.

Additional information regarding the financing agreement will be disclosed in Rocket’s filings with the Securities and Exchange Commission.

LifeSci Capital served as financial advisor to Rocket on the term loan financing. PJT served as a capital markets advisor to Rocket.

About Rocket Pharmaceuticals, Inc.

Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT) is a fully integrated commercial-stage biotechnology company developing genetic medicines for rare and life-threatening diseases, with a strategic focus on inherited cardiovascular disorders and additional programs in hematology and immunology. Rocket's cardiovascular portfolio includes three clinical-stage gene therapy programs targeting hypertrophic, arrhythmogenic, and dilated cardiomyopathies, together representing one of the broadest pipelines focused on inherited heart disease. The Company’s integrated platform combines proprietary adeno-associated virus (AAV) manufacturing capabilities and extensive clinical experience in cardiac gene therapy.

For more information about Rocket, please visit www.rocketpharma.com and follow us on LinkedIn, YouTube, and X.

Rocket Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements concerning Rocket’s future expectations, plans and prospects that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause results to differ materially from those expressed or implied by such forward-looking statements. Rocket makes such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical fact contained in this release are forward-looking statements.

These forward-looking statements include, but are not limited to, statements concerning Rocket’s expected cash runway into the third quarter of 2028 and the potential to extend its cash runway into 2029 through additional borrowings under the credit facility; its ability to access and draw additional amounts under the facility, satisfy the conditions for future advances or extensions, and achieve applicable clinical and regulatory milestones; the anticipated use of proceeds; the expected benefits of the facility, including increased financial strength and strategic and operational flexibility; and Rocket’s plans to execute its pivotal Phase 2 study of RP-A501 for Danon disease and advance its broader cardiovascular pipeline.

Although Rocket believes that the expectations reflected in these forward-looking statements are reasonable, Rocket cannot guarantee such outcomes. Actual results may differ materially as a result of various important factors, including Rocket’s ability to satisfy the conditions for additional borrowings or extensions under the facility; the availability and timing of future advances, including Hercules’ investment committee approval of the final tranche; Rocket’s ability to comply with the facility’s covenants, including applicable minimum-cash requirements, and meet its debt service and repayment obligations; the results, timing and costs of Rocket’s ongoing and planned clinical trials; unexpected safety events; the timing and outcome of regulatory interactions and submissions; manufacturing and product-supply considerations; Rocket’s future capital requirements and ability to obtain additional funding; changes in its operating plan, development priorities, expenses or cash requirements; and other restrictions and obligations imposed by the credit facility. Additional risks are described under “Risk Factors” in Rocket’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on February 26, 2026, and in its subsequent SEC filings, including its Quarterly Reports on Form 10-Q.

Accordingly, readers should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and Rocket undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investors & Media
Meg Dodge
mdodge@rocketpharma.com

Brooke Schuster
bschuster@rocketpharma.com